News Release
Contact: John Byczkowski, FHLBank Cincinnati	For Immediate Release October 28, 2010

513-852-7085 (office) or 513-382-7615 (cell)

FHLBANK CINCINNATI ANNOUNCES THIRD QUARTER 2010 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (FHLBank) today released unaudited financial results for the third quarter ended September 30, 2010. During the third quarter, the FHLBank’s financial condition remained strong. The FHLBank continued to fulfill its role as an important provider of reliable and favorably priced wholesale funding to members and its commitment to affordable housing, with a competitive dividend paid to stockholders. Highlights include:

•	For the third quarter, net income was $37 million and return on average equity (ROE) was 4.11 percent. This compares to net income of $41 million and ROE of 4.66 percent in the second quarter of 2010, and net income of $61 million and ROE of 5.70 percent for the third quarter of 2009. For the first nine months of 2010, net income was $120 million and ROE was 4.58 percent, compared to net income of $219 million and ROE of 6.75 percent for the same period of 2009. The decreases in earnings in 2010 reflect a return to historical levels given the extremely low levels of interest rates.

•	Total assets at September 30, 2010 were $66.4 billion, a decline of $5.0 billion (seven percent) from year-end 2009. Average asset balances in the first nine months of 2010 declined $18.1 billion (21 percent) from the same period of 2009. The decline in asset balances resulted mainly from a significant decrease in members’ Advance demand as their liquidity needs in 2010 continued to be well below the highs reached in late 2008.

•	During the third quarter of 2010 the FHLBank recorded a $4 million provision for credit losses on mortgage loans held in our $8.3 billion Mortgage Purchase Program based on actual losses experienced and an analysis of estimated losses within the portfolio. No credit risk-related or impairment charges were required on Advances or investments.

•	Capital adequacy continued to be strong, exceeding all minimum regulatory capital requirements. GAAP capital stood at $3.5 billion, or 5.31 percent of total assets, on September 30, 2010. Included in the capital figure is $425 million of retained earnings. Regulatory capital stood at $3.9 billion, or 5.88 percent of total assets, on September 30, 2010.

•	The FHLBank paid stockholders a cash dividend on September 16, 2010 at a 4.50 percent annualized rate, which was 4.11 percentage points above the third quarter average 3-month LIBOR.

•	Approximately $5 million was accrued in the third quarter for future use in the Affordable Housing Program, continuing the trend of adding to the available funds since the inception of the program.

Operating Results and Profitability

The ROE spreads to 3-month LIBOR and the Federal funds effective rate are two market benchmarks the FHLBank believes stockholders use to assess the competitiveness of return on their capital investment. These spreads were below those in the same periods of 2009, but still very favorable compared to long-term historical levels.

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
ROE	4.11%	5.70%	4.58%	6.75%
ROE spread to 3-month LIBOR	3.72	5.29	4.22	5.92
ROE spread to overnight Federal funds	3.92	5.55	4.41	6.58

The lower net income and ROE for the nine months ended September 30, 2010 compared to the same period of 2009 resulted from the following factors:

•	In the first six months of 2009, the FHLBank earned abnormally wide portfolio spreads on many short-term and adjustable-rate assets indexed to LIBOR and funded with short-term Discount Notes. These wide spreads resulted from the financial market disruptions that began in 2008, which increased the cost of inter-bank lending (represented by LIBOR) relative to other short-term interest costs such as FHLBank Discount Notes. The FHLBank normally uses Discount Notes to fund a large amount of LIBOR-indexed assets. In the second half of 2009, the spread between LIBOR and Discount Notes moved back toward long-term historical levels. This trend continued into 2010 and, in the third quarter, the spread was substantially below long-term levels, which reduced earnings in the quarter.

•	Total average assets decreased substantially, largely due to decreased Advance demand.

•	Earnings generated from funding interest-earning assets with interest-free capital decreased approximately $16 million due to lower short-term interest rates in the first three quarters of 2010 compared to the same period of 2009. For example, the benchmark 3-month LIBOR rate averaged 0.36 percent in the first three quarters of 2010, compared to 0.83 percent in the same period of 2009.

•	Net spreads relative to funding costs on new loans in the Mortgage Purchase Program and on mortgage-backed securities were on average narrower in the first nine months of 2010 than the net spreads that had been earned on the mortgage assets paid down, in part due to management actions to reduce market risk exposure.

•	Results for the first nine months of 2009 included $13 million in net market value gains (primarily unrealized) relating to accounting for derivatives, compared to $3 million in the first nine months of 2010.

•	A $4 million provision for credit losses on mortgage loans held in our Mortgage Purchase Program was recorded in the third quarter of 2010 to reflect actual losses incurred in the quarter and an assessment of estimated losses from a higher level of claim filings.

The lower earnings in the third quarter of 2010 compared to both the second quarter of 2010 and the third quarter of 2009 generally resulted from the same factors affecting net interest rate spread as are described above in the nine-months comparison.

These unfavorable effects on earnings were partially offset, for each comparison period, by lower interest expense resulting from the FHLBank retiring throughout 2009 and 2010 a significant amount of relatively high-cost Consolidated Obligation Bonds before their final maturities. These actions were in response to declines in intermediate- and long-term interest rates.

Assets and Mission Asset Activity

The ending balance of Mission Asset Activity – composed of Advances, Letters of Credit, and the Mortgage Purchase Program – was $43.9 billion at September 30, 2010 compared to $48.9 billion at year-end 2009.

The principal balance of Advances fell $5.6 billion from year-end 2009 to $29.5 billion at September 30, 2010. The ongoing effects from the recent economic recession continued to reduce demand for consumer, mortgage and commercial loans, which in turn decreased members’ need for Advances. Members’ loan portfolios, adjusted for out-of-district mergers, fell five percent ($26 billion) from June 30, 2009 to June 30, 2010 (which are the most recent data available). Members’ deposits grew two percent ($13 billion) in the same period. The FHLBank believes these trends continued in the third quarter of 2010. In addition, significant government funding and liquidity programs continued to be available to members. The government’s activities were led by the Federal Reserve System and its quantitative easing programs, which resulted in the banking system holding an extremely large amount of excess reserves.

On both an absolute dollar and percentage basis, most of the decrease in Advances occurred from the FHLBank’s 10 largest borrowers. When improvements occur in economic conditions, such as expansion of members’ loan demand from a stronger recovery, tightening in the Federal Reserve System’s monetary policy, or winding down of the government’s funding and liquidity programs, the FHLBank would expect to see increases in Advance demand.

The principal balance of mortgage loans held for portfolio (the Mortgage Purchase Program) was $8.3 billion at September 30, 2010, a decrease of $1.0 billion (11 percent) from year-end 2009. In the first nine months of 2010, the FHLBank purchased $0.5 billion of mortgage loans, while principal paydowns totaled $1.5 billion. Purchases fell short of paydowns because of the continued difficulties in the housing and refinancing markets and because of accelerated principal prepayments with the reductions in interest rates in the first nine months of 2010.

The balance of investments at September 30, 2010 was $27.5 billion, an increase of 14 percent, or $3.3 billion, from year-end 2009. Total investments included $11.4 billion of mortgage-backed securities and $16.1 billion of short-term money market instruments. The latter are generally held for liquidity purposes to support members’ funding needs and to protect against the potential inability to access capital markets for debt issuance. Only one percent ($0.1 billion) of the mortgage-backed securities held were triple-A rated private-label mortgage-backed securities, while 99 percent were issued and guaranteed by Fannie Mae or Freddie Mac. None of the FHLBank’s investments were considered to be other-than-temporarily impaired at September 30, 2010.

Risk Exposure

The FHLBank believes that during the first nine months of 2010 its liquidity position remained strong, as did its overall ability to fund operations through Consolidated Obligation issuances at acceptable interest costs. Market risk exposure continued to be moderate and overall below historical levels. Exposure to operational risk is considered minimal. The FHLBank also continued to experience limited credit risk exposure from offering Advances, purchasing mortgage loans, making investments, and executing derivative transactions. Based on analysis of the FHLBank’s exposures and application of GAAP, the FHLBank continues to believe no loss reserve is required for Advances and no investments are considered to be other-than-temporarily impaired. While the FHLBank believes that credit risk on its mortgage loan portfolio will continue to be low due to its robust underwriting standards and various credit enhancements, a $4 million provision for credit losses was established during the third quarter of 2010 based on actual losses experienced in the quarter and an analysis of estimated losses within the portfolio.

Capital Stock and Retained Earnings

The GAAP capital-to-assets ratio at September 30, 2010 was 5.31 percent. The regulatory capital-to-assets ratio was 5.88 percent at the end of the third quarter, well above the required minimum of 4.00 percent. Regulatory capital includes mandatorily redeemable capital stock accounted for as a liability under GAAP. Total GAAP capital increased $59 million, or two percent, during the first three quarters of 2010.

Retained earnings were $425 million at September 30, 2010, an increase of $13 million (three percent) from year-end 2009. The business and market environments were conducive to generating sufficient earnings to allow the FHLBank to continue paying stockholders a competitive dividend return in the first three quarters of 2010 while also increasing retained earnings.

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The Federal Home Loan Bank of Cincinnati is a triple-A rated regional wholesale cooperative bank. The FHLBank raises private-sector capital from member-stockholders and, with 11 other FHLBanks in the FHLBank System, issues high-quality debt in the worldwide capital markets in order to provide members with competitive services (primarily Advances, a readily available, low-cost source of funds) and a competitive return on their capital investment through quarterly dividends. The FHLBank also funds community investment programs that help our members create affordable housing and promote community economic development. The FHLBank has 732 member-stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System was chartered in 1932 by the U.S. Congress to promote housing finance. Each FHLBank is wholly owned by its member institution stockholders.

This news release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, the effects of economic conditions on demand for the FHLBank’s products, legislative or regulatory developments concerning the FHLBank System, financial pressures affecting other FHLBanks, competitive forces, and other risks detailed from time to time in the FHLBank’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)

Dollars in millions

SELECTED BALANCE SHEET ITEMS

	September 30,	December 31,	Percent
	2010	2009	Change (2)
Total assets	$66,379	$71,387	(7)%
Advances (principal)	29,520	35,123	(16)
Mortgage loans (principal)	8,257	9,280	(11)
Total investments	27,462	24,193	14
Consolidated Obligations:
Discount Notes	28,468	23,187	23
Bonds	31,504	41,222	(24)

Total Consolidated Obligations	59,972	64,409	(7)

Mandatorily redeemable capital stock	368	676	(46)
Capital stock	3,109	3,063	1
Retained earnings	425	412	3
Total capital	3,526	3,467	2
Capital-to-assets ratio (GAAP)	5.31%	4.86%
Capital-to-assets ratio (Regulatory) (1)	5.88%	5.81%

OPERATING RESULTS

	Three Months Ended September 30,			Nine Months Ended September 30,
			Favorable/			Favorable/
			(Unfavorable)			(Unfavorable)
	2010	2009	Change (2)	2010	2009	Change (2)

Total interest income	$305	$382	(20)%	$952	$1,334	(29)%
Total interest expense	(245)	(291)	16	(760)	(1,021)	26

Net interest income	60	91	(34)	192	313	(39)

Provision for credit losses	(4)	—	NM	(4)	—	NM
Other income	8	7	10	16	25	(36)
Other expense	(13)	(14)	5	(39)	(39)	—
Assessments	(14)	(23)	39	(45)	(80)	43

Net income	$37	$61	(40)	$120	$219	(45)

Return on average equity	4.11%	5.70%		4.58%	6.75%
Return on average assets	0.22	0.30		0.23	0.34
Net interest margin	0.36	0.45		0.37	0.48
Annualized dividend rate	4.50	5.00		4.50	4.67
Average 3-month LIBOR	0.39	0.41		0.36	0.83

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)	Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).

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